UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
April 27, 2008
Date of Report (Date of Earliest Event Reported)
TOPSPIN MEDICAL, INC.
(Exact Name of Issuer as Specified in Charter)

Delaware	333-144472	510394637
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

Global Park 2 Yodfat Street, Third Floor North Industrial Area Lod 71291 Israel		Not Applicable (Zip Code)
(Address of Principal Executive Offices)
972-8-9200033
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On April 27, 2008, in conjunction with several significant changes in the 2008 plan of operation and budget (the “Plan”) for TopSpin Medical, Inc. (the “Company”, “we” or “us”), the Board of Directors of the Company (the “Board”) decided to change the responsibilities of certain key members of the management team. Pursuant to this decision, and to an amendment of his employment agreement (the “Kolka Amendment”), Eyal Kolka, who serves as the Chief Finance Officer of the Company and of TopSpin Medical (Israel) Ltd., a wholly owned subsidiary of the Company (“TopSpin (Israel)”), and as the Company’s Secretary, will end his engagement with respect to such positions on June 30, 2008, and shift his focus to fundraising efforts in his new position as Vice President of TopSpin (Israel). The Kolka Amendment provides that Mr. Kolka will begin his service as Vice President of Topspin (Israel) on July 1, 2008, and that he will devote 50% of his business time to such duties; Mr. Kolka’s compensation will be reduced to 50% of its current level accordingly.
     TopSpin (Israel) also amended its employment agreement with Tami Sharbit-Bachar (the “Sharbit-Bachar Employment Agreement”), who currently serves as the controller of TopSpin (Israel). Effective July 1, 2008, Ms. Sharbit-Bachar will serve as the Director of Finance of both the Company and TopSpin (Israel); she will also serve as Secretary of the Company. The Sharbit-Bachar Agreement provides that as of July 1, 2008, Ms. Sharbit-Bachar’s monthly salary will increase to 32,000 (NIS), and that the Company’s contributions towards an education fund will be in an amount equal to 7.5% of Ms. Sharbit-Bachar’s salary. In addition, pursuant to a letter dated as of April 28, 2008, Ms. Sharbit-Bachar will be entitled to a cash bonus of 80,000 (NIS) provided that she is an employee of the Company as of March 31, 2009, and a grant of options to purchase 300,000 shares of the Company’s common stock subject to the approval of the Board.
     The foregoing descriptions of the Kolka Amendment and the Sharbit-Bachar Employment Agreement, as amended, are qualified in their entirety by reference to the full text of the Kolka Amendment and the Sharbit-Bachar Employment Agreement, as amended , copies of which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.
Item 8.01 Other Information
     On April 27, 2008, the Board adopted significant changes to the Plan following a recently completed analysis of the business of the Company and its financial resources. Pursuant to the Plan, we will shift our focus and resources to the development of the endorectal probe for the diagnosis of prostate cancer which incorporates the Company’s MRI technology (the “Urology Product”) and will decrease expenses related to development of the intravascular VMRI catheter system (the “IVMRI Catheter”).
     The Board’s adoption of the revised Plan was primarily guided by market feedback received following the initial sales of the IVMRI Catheter, which suggested that the current generation of the IVMRI Catheter is not yet suitable for full-scale commercial distribution, but can be used for gathering of clinical information. Further, considerable resources and time would be necessary to address the limitations relating to its use. In addition, discussions with experts in interventional cardiology suggested that the field of vulnerable plaque detection—the current application of the IVMRI Catheter—has become more challenging due to the recent focus on supporting the safety and efficacy of existing medical products and prevention-based technologies, as opposed to the development of innovative longer term technologies such as the IVMRI Catheter.

     In the urology field, the Company has developed a prototype of the Urology Product, which relies on its MRI technology combined with ultrasound imaging. The Company plans to initiate clinical trials immediately upon approval of ethics committees in the hospitals participating in the trials, which is expected by the third quarter of 2008, and to determine its ability to differentiate between cancer and other non-cancerous prostate tissue. We expect to complete such clinical trial by the first fiscal quarter of 2009. Provided that such clinical trials are successful, the Company intends to continue developing the Urology Product to be suitable for commercial use and to obtain regulatory approvals for the marketing of such product in Europe and the United States.
     In connection with the Plan, the Company will reduce expenses and actively pursue new alternatives for raising additional funds.
Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibits are furnished with this Form 8-K:

Exhibit No.	Description

10.1	Amendment to Kolka Employment Agreement dated April 27, 2008 between TopSpin (Israel) and Eyal Kolka

10.2	Sharbit-Bachar Employment Agreement dated as of February 26, 2003, as amended most recently on April 27, 2008, between TopSpin (Israel) and Tami Sharbit-Bachar

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPSPIN MEDICAL, INC.
Date: May 1, 2008	By:	/s/ Eyal Kolka
		Name:	Eyal Kolka
		Title:	Chief Financial Officer